Exhibit 10.1

Separation Agreement

Aimee DeCamillo (“Associate”) and Jackson National Life Insurance Company (“Jackson”) agree as follows:

1.	References. All references to Jackson in this Separation Agreement Including Release of Claims (“Agreement”) shall also include Jackson Financial Inc. and all of its direct and indirect subsidiaries and affiliates, including, but not limited to, Jackson Holdings LLC, Jackson National Life Insurance Company of New York, Jackson National Life Distributors LLC, Jackson National Asset Management, LLC, PPM America, Inc., and each of their direct and indirect subsidiaries and affiliates.

2.	Last Day of Employment. Associate’s last day of employment with Jackson shall be December 12, 2021 (the “Separation Date”).

3.	Separation Payments. Subject to the terms of this Agreement and provided that Associate signs and returns this Agreement to Jackson within 45 days after Associate’s receipt thereof, does not revoke acceptance of this Agreement in accordance with Paragraph 20 below, and complies with this Agreement, Jackson shall make payments (the “Separation Payments”), which sums Associate and Jackson agree is reasonable and adequate consideration for, among other terms, the releases and waivers described in this Agreement, to Associate as follows:

a.	A total cash payment of $9,800,000 in two installments as follows: $8,800,000 to be paid within 30 days after the Effective Date, as defined in Paragraph 24 of this Agreement, and $1,000,000 to be paid on or before June 12, 2022; and

b.	Prorated long-term incentive plan (“LTIP”) award payments as outlined in i-ii below. Associate understands and agrees that the below pro-rata treatment is calculated based on months worked through the Separation Date. Any prorated awards described in this Paragraph 3(b) shall vest and settle at their original future vesting dates unless stated otherwise, with the ultimate number of JXN shares (or cash value in respect thereof) to be delivered remaining contingent upon the achievement of applicable performance metrics and other provisions as set forth in the relevant program documents, where applicable. In the event of any conflict between this Agreement and the applicable program(s) described in this Paragraph 3, the terms of the program documents shall control.

i.	2021 PSU Grant. A prorated portion of the grant of performance share units (PSUs) received on October 4, 2021 under the Jackson Financial Inc. 2021 Omnibus Incentive Plan (“OIP”) in connection with Associate’s annual 2021 LTIP award. The pro-rated value for this PSU award is determined by: (i) multiplying the amount that otherwise would have vested by the number of months in which the Associate worked any portion during the vesting period for the award (maximum of 30 months); and (ii) dividing that number by the total number of months in the vesting period for the award (30 months). The vesting period for outstanding awards is defined as the thirty-month period beginning on October 4, 2021;

ii.	2021 RSU Grant. A prorated portion of the grant of restricted stock units (RSUs) received on October 4, 2021 under the OIP in connection with Associate’s annual 2021 LTIP award (excluding the additional Celebration Award also granted on that date, which lapsed in full upon Associate’s separation from service). The pro-rated value for this RSU award is equal to three-twelfths (3/12ths) of the first tranche of RSUs granted on October 4, 2021 and will vest immediately on the Effective Date.

4.	General Release. Subject to Paragraph 21 and except for any claims that by law are non-waivable, Associate, without limitation of any kind, waives, releases and forever discharges Jackson and the other Released Parties, from all claims, including claims as a class action participant, known and unknown, that Associate might now have or has ever had against Jackson or any of the other Released Parties arising from or related to any act, omission, or thing occurring or existing at any time prior to or on the date on which Associate signs this Agreement, including, without limitation, on account of or arising from or in any way related to Associate’s employment with Jackson, compensation, other terms and conditions of employment, and/or the conclusion of that employment, including, but not limited to, claims related to any disclosures Jackson must make to the Financial Industry Regulatory Authority (“FINRA”) or any regulatory authority regarding the conclusion of Associate’s employment, claims for breach of any express or implied contract and/or employee handbook, claims for wrongful discharge, and claims for employment discrimination of all types, including but not limited to retaliation, harassment, race, color, national origin, religion, ethnicity, age, gender, sex, sexual orientation and disability. The term “Released Parties” as used in this Agreement includes: (a) Jackson and its past, present, and future parents, divisions, subsidiaries, partnerships, affiliates, and other related entities (whether or not they are wholly owned); and (b) the past, present, and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, agents, representatives, members, associates, employees, and attorneys of each entity listed in subpart (a) above; and (c) the predecessors, successors, and assigns of each entity listed in subparts (a) and (b) above.

5.	Specific Release. Without limiting in any way the General Release provided in Paragraph 4 of this Agreement, and notwithstanding any provision anywhere to the contrary, Associate specifically waives, releases and forever discharges Jackson and the other Released Parties from all claims, known and unknown, that Associate might now have or has ever had:

a.	in any federal, state, or local court, commission or agency, or under any common law theory (including without limitation all claims for breach of contract (oral, written or implied), wrongful termination, defamation, invasion of privacy, infliction of emotional distress, tortious interference, fraud, estoppel, unjust enrichment, and any other contract, tort or other common law claim of any kind);

b.	for employment discrimination and actions prohibited by the Age Discrimination in Employment Act of 1967 (“ADEA”), 42 U.S.C. §§621-634, as amended by the Older Workers Benefit Protection Act of 1990 (“OWBPA”); Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§2000e, et seq; the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001, et seq; the Americans with Disabilities Act of 1990, as amended; the Family and Medical Leave Act; the Equal Pay Act; the Occupational Safety and Health Act; the Fair Credit Reporting Act; the National Labor Relations Act; the Genetic Information Nondiscrimination Act; the Michigan Elliott-Larsen Civil Rights Act; Michigan Persons with Disabilities Civil Rights Act; Payment of Wages and Fringe Benefits Act; Michigan Whistleblowers’ Protection Act; Bullard-Plawecki Employee Right to Know Act; the Michigan Occupational Safety and Health Act (MIOSHA); the Michigan Social Security Number Privacy Act; the Michigan Internet Privacy Protection Act; the Tennessee Human Rights Act; the Tennessee Disability Act; the Tennessee Equal Pay Act; the Tennessee Public Protection Act; and any claims or rights arising under any other applicable federal, state, local, or foreign statutes, laws, and/or regulations that may be legally waived and released;

c.	or acquire, for any award of money and equitable relief that by law or regulation, or otherwise, Associate might pursue or be awarded in any forum, including but not limited to the U.S. Equal Employment Opportunity Commission and any federal or state fair employment practice agency.

Notwithstanding the foregoing in Paragraphs 4 and 5 above, these releases and waivers shall not apply to any claim for unemployment or workers’ compensation, or a claim that by law is non-waivable.

6.	Taxes. Jackson shall withhold income, employment, and other taxes required to be withheld as a matter of law, rule or regulation from the payment(s) described in this Agreement as required by law, and Associate exclusively shall be responsible for taxes due as a result of any payments and benefits under this Agreement. The payments made pursuant to this Agreement are intended to be exempt from, or compliant with, Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable regulations and guidance thereunder (“Section 409A”), and this Agreement shall be construed accordingly. In no event whatsoever will Jackson be liable for any additional tax, interest or penalties that may be imposed on Associate under Section 409A or any damages for failing to comply with Section 409A. Each payment made under this Agreement shall be treated as a separate payment for purposes of Section 409A.

7.	Exclusive Payments. Associate hereby agrees that the amounts and benefits provided in this Agreement constitute Associate’s only entitlements from Jackson in connection with Associate’s separation from service. Associate is not entitled to receive any portion of the retention award granted on April 9, 2020 under The Prudential Restricted Stock Plan 2015 and converted to a JXN-denominated award under the OIP, which lapsed in its entirety upon Associate’s separation from service. Except as otherwise provided in Paragraph 3(b) of this Agreement, Associate is also not entitled to receive any portion of any long-term incentive award granted under the Prudential Long Term Incentive Plan or under the OIP that was outstanding as of the Associate’s separation from service. Except as expressly provided in this Agreement, Jackson shall have no obligation pursuant to any employment agreement or offer letter; any bonus, incentive or transitional management plan or award, including but not limited to the OIP or otherwise, whether or not vested, to make payment of any kind to or for Associate, and Associate expressly waives any such claim to other compensation, payments, benefits, or recovery of any kind from Jackson (including without limitation any bonus, severance, equity or other payments). Notwithstanding the foregoing, neither this Paragraph nor any other Paragraph of this Agreement impairs in any manner whatsoever the entitlement Associate may have, if any, to benefits provided under the Jackson National Life Insurance Company Defined Contribution Retirement Plan (the “401(k) Plan”), the Jackson National Life Insurance Company Management Deferred Income Plan (the “MDIP”), and any entitlement that Associate may have to continue to participate in Jackson’s group benefit plan as required by the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or applicable law. If Associate elects to receive COBRA coverage, Associate is responsible for paying the full amount of the premium for any such coverage.

8.	No Authority. Effective as of the Separation Date, Associate shall no longer have access to Jackson’s offices, facilities, servers, or e-mail. Unless otherwise expressly authorized in writing by Jackson, Associate shall have no authority or power to, and shall not represent to third parties that Associate has the authority or power to, act for or on behalf of Jackson or bind Jackson with respect to third parties.

Associate also relinquishes all offices, directorships, and similar positions, and any authority with or on behalf of Jackson, any funds advised by Jackson, any limited partner advisory committees of such funds, subsidiaries of such funds, and any entities in which Jackson or such funds invest.

9.	Non-Disclosure of Confidential Information; Return of Property.

a.	Except as required by law, and subject to Paragraph 21 below, Associate hereby represents that, from and after the Separation Date, Associate shall maintain in confidence and shall not directly, indirectly, or otherwise, use, disseminate, disclose, or publish, or use for Associate’s benefit or the benefit of any person or entity, any confidential or proprietary information or trade secrets of or relating to Jackson, including, without limitation, information with respect to Jackson’s operations, protocols, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees, or other terms of employment (“Confidential Information”), or deliver to any person or entity any document, record, notebook, computer program, or similar repository of or containing any such Confidential Information. Associate may respond to a lawful and valid subpoena or other legal process in accordance with Paragraph 21 herein, but shall give Jackson the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to Jackson and its counsel the documents and other information sought and shall assist in resisting or otherwise responding to such process. For the avoidance of doubt, nothing in this Agreement prevents Associate from making any disclosure that is expressly permitted by this Agreement or from confidential disclosures in connection with seeking legal advice.

b.	Associate hereby represents that, promptly and in any event no later than three (3) days following the execution of this Agreement, Associate shall have delivered to Jackson any and all of Jackson’s property in Associate’s possession, custody, or control, including, but not limited to, all computers, handheld electronic devices, cellular telephones, corporate credit cards, keys, cardkeys, building and security access cards, computer disks, computer software, computer passwords, deal documents, legal documents, and any other documents of a confidential nature (which Associate may elect to destroy rather than return) (collectively, “Company Property”). Jackson shall promptly and in any event no later than three (3) days following the execution of this Agreement return to Associate any of Associate’s personal property at Jackson’s offices.

c.	Associate hereby represents that Associate shall not, directly or indirectly, except as expressly consented to in advance by Jackson, knowingly use, remove from Jackson’s premises, divulge, disclose, confirm, transmit, reproduce, convey, summarize, quote, share, obtain, view, access, or make accessible, publicly or privately, to or for any other person or entity, any Company Property, unless compelled by process of law or regulatory process.

10.	No Disparagement. Except as otherwise provided in Paragraph 21 below, Associate has not and shall not disparage or denigrate Jackson, its officers, directors, or employees or the officers, directors, or employees of any of its subsidiaries or affiliated companies (collectively, “Specified Parties”), including, but without limitation, any statement or conduct, verbal or otherwise, that could reasonably be expected to adversely affect the reputation of any of the Specified Parties or the conduct of their business. Associate further agrees to cooperate with Jackson upon reasonable request in refuting any defamatory remarks made by any third party concerning any of the Specified Parties. Furthermore, Associate will not, except with the written consent or at the direction of Jackson, communicate with any representative of the media concerning any of the Specified Parties other than to confirm Associate’s departure from Jackson.

Jackson shall instruct the current JFI CEO, JFI CFO, Jackson Holdings, LLC Vice Chair, JNLD President, JNLD Chief Operating Officer, and Jackson Chief Human Resources Officer to not make any disparaging or defamatory statement to others concerning Associate.

11.	Non-Solicitation and Non-Interference with Business Relations. In consideration for the Separation Payments set forth in this Agreement, Associate agrees that Associate will not, without Jackson’s prior express written authorization, for a period of six (6) months following the Separation Date, directly or indirectly through any third party (including, without limitation, through a fund, partnership, corporation, or similar entity):

a.	hire, solicit, recruit, or induce (or attempt to hire, solicit, recruit, or induce) any person (i) while he or she is an employee, partner, or member of Jackson or any of its subsidiaries and affiliates or (ii) who was an employee, partner, or member of Jackson or any of its subsidiaries and affiliates within the twelve (12) months preceding the date of such hiring, solicitation, recruitment, or inducement (collectively “Off-Limits Employees”);

b.	assist, directly or indirectly, in hiring, soliciting, recruiting, or inducing any Off-Limits Employees for Associate or any other individual or entity (including, without limiting the generality of the foregoing, by suggesting to any such individual or entity or to any of their respective agents potential employment opportunities for, or candidacy of, any Off-Limits Employees);

c.	encourage any Off-Limits Employee to terminate his or her employment, partnership, or membership with Jackson or any of its subsidiaries and affiliates;

d.	solicit, induce, or assist another individual or entity in soliciting or inducing any of Jackson’s current, former, or prospective clients (individually or collectively, “Clients”) or interfering with Jackson’s business relationship with any such Client; provided, however, that it shall not be a breach of this clause if, on behalf of a subsequent employer, (i) Associate participates in ordinary-course reporting, such as an investor presentation on an investment, to any group of investors that includes a Client or (ii) Associate engages with Clients who were pre-existing clients of Associate’s employer prior to commencing that employment, other than for the purpose of interfering with Jackson’s business relationship with any such Client; or

e.	solicit, induce, or assist another individual or entity in soliciting or inducing any person or entity that was, within the twelve (12) months preceding or following such solicitation or inducement, a member of Jackson’s networks of directors, experts, advisors, or service providers whose services directly support activities related to Jackson’s business (collectively “Off-Limits Third Parties”); provided, however, that Associate may utilize the services of any of the Off-Limits Third Parties that is (i) a law firm, (ii) an investment bank, or (iii) any other Off-Limits Third Party that has a pre-existing business relationship with a subsequent employer to the extent that (A) those services are available to persons other than Jackson, (B) Associate’s utilization of those services does not prevent, diminish, or otherwise interfere with Jackson’s utilization of those services, and (C) in utilizing those services, Associate does not violate any of Associate’s other commitments and obligations to Jackson.

In addition, Associate agrees that, during Associate’s employment with Jackson and for a period of three (3) months following the Separation Date (the “Restriction Period”), Associate shall not, either directly or indirectly within the Geographic Area, (i) engage in the Business for Associate’s own account; (ii) render any services or give advice related to the Business to or for any individual or corporation, association, partnership, limited liability company, joint venture, organization, business, trust, or any other entity or organization, including a government or any subdivision or agency thereof (each, a “Person”) that is engaged or is about to become engaged in the Business; (iii) assist any other Person to engage in any activities competitive with the Business; or (iv) become, directly or indirectly (and whether or not for compensation), a stockholder, partner, member, manager, employee, contractor, agent, or consultant of (or establish any other similar affiliation, relationship or capacity with) any Person that is engaged or is about to become engaged in the Business, other than passive ownership as a portfolio investment (with no director designation rights or other special governance rights) of no more than one percent of the outstanding equity securities of any corporation listed on a national securities exchange.

As used herein, the term “Business” means the business of the Jackson; provided, that the definition of Business may be amended from time to time to reflect acquisitions by, and other changes in, the operations of Jackson occurring after the date hereof, and any additional businesses in which Jackson is engaged on the Associate’s Separation Date or in which Jackson plans to be engaged following the Separation Date. As used herein, the term “Geographic Area” means the United States of America or any other geographic location in which Jackson is engaged in business.

Associate further acknowledges and agrees that the identities and contact information of Clients, Off-Limits Employees, or Off-Limits Third Parties (including, for the sake of clarity, prospective clients, or prospective investors) that are not otherwise publicly available in their capacities as such shall constitute Confidential Information and that the sale or unauthorized use or disclosure of this or any other Confidential Information would constitute a breach of Associate’s non-disclosure obligations.

12.	No Legal Actions or Claims. Associate represents that: (a) Associate has not filed or caused to be filed any lawsuit, complaint, or charge against Jackson in any court, any municipal, state, or federal agency, or any other tribunal; (b) Associate is the sole owner of the claims that are released in Paragraphs 4 and 5 above; (c) none of these claims has been transferred or assigned or caused to be transferred or assigned to any other person, firm, or other legal entity; and (d) Associate has the full right and power to grant, execute and deliver the releases, undertakings, and agreements contained in this Agreement. To the fullest extent permitted by law, and subject to Paragraph 21 below, Associate hereto agrees that Associate will not sue or file a complaint in any court, or file or pursue a demand for arbitration, pursue any claim released under this Agreement, or assist or otherwise participate in any such proceeding. Associate further agrees that Associate shall not at any time become a party to, or otherwise become a class- or collective-member or other similar claimant in, any class, collective, representative, multiple-plaintiff, or other consolidated or similar action in any court or arbitration against any of the Released Parties that involves or is based upon any claim waived and released by Associate in Paragraphs 4 and 5 above, and will take all steps necessary to opt out of any such actions. Notwithstanding the foregoing, Associate agrees to waive Associate’s right, to the extent that any right exists, to recover monetary damages (including any costs, expenses and attorneys’ fees) in connection with any charge, complaint, or lawsuit filed by Associate or by anyone else on Associate’s behalf (whether involving a governmental authority or not) that otherwise is waived and released by Associate hereunder; provided that Associate is not agreeing to waive, and this Agreement shall not be read as requiring Associate to waive, any right to receive an award for truthful information provided to any governmental authority.

13.	Associate Representations. Associate represents and agrees that, except as explicitly provided under this Agreement, Associate has been paid all accrued but unused leave, wages, compensation, bonuses, commissions, and severance to which Associate may be entitled and that no other amounts are due to Associate under any Jackson plan, program, or policy. Employee further represents and expressly warrants that Employee has not violated any law or regulation in connection with Associate’s employment with Jackson nor violated any compliance policy adopted and disseminated by Jackson during the course of Associate’s employment. Associate further represents and warrants that Associate has not suffered any workplace or work-related injury or illness during Associate’s employment with Jackson.

14.	Continued Cooperation. Associate represents and warrants that Associate has acted in good faith while employed by Jackson and that Associate will also cooperate in the orderly transition of duties to the extent reasonably requested by Jackson. Following the Separation Date, Associate, without duration limitation, shall provide all assistance, including attendance at depositions, hearings, and other proceedings, that Jackson shall reasonably require with respect to any legal or regulatory proceeding. Associate shall make no untrue statement or allegation in or with respect to any such proceeding, or to any legal authority or regulator. Should Associate be subpoenaed or otherwise contacted in any way in connection with any litigation, proceeding, or investigation involving Jackson, Associate agrees to immediately notify Jackson and give Jackson an opportunity to respond to such notice before taking any action or making any decision in connection with the subpoena or contact. Jackson agrees to reimburse Associate for reasonable costs of travel away from Associate’s domicile and related reasonable out-of-pocket expenses incurred in connection with the above cooperation under this Paragraph.

15.	Controlling Law. Except to the extent federal law controls, this Agreement shall be interpreted in accordance with the law of Michigan, except for Michigan’s conflict of laws rules, which shall not apply.

16.	Litigation Venue and Disputes. The parties agree and consent that any litigation to enforce any term of this Agreement shall be pursued exclusively in Ingham County Circuit Court, Michigan, or the United States District Court for the Western District of Michigan. Notwithstanding anything to the contrary herein, before any litigation or other action may be brought pursuant to this Agreement, the party alleging a breach must, within thirty (30) calendar days following such alleged breach, provide written notice to the alleged breaching party of the basis for the claim of alleged breach and afford such party thirty (30) calendar days to cure and/or remedy such breach, and the parties will seek to resolve in good faith any alleged breach of this Agreement before filing any claim alleging a breach under this Agreement.

17.	Waiver of Jury Trial. The parties knowingly and voluntarily waive, to the fullest extent permitted, any right to trial by jury of any claim, action, or demand arising under this Agreement or in any way connected with or related to the dealings of the parties hereto, whether now existing or hereafter arising, and whether in contract, tort, in equity, or otherwise.

18.	Severability. In the event Associate obtains any final, non-appealable and legally binding determination that one or more Paragraphs of this Agreement is unenforceable by application of law, the remaining Paragraphs nevertheless shall be enforceable to the full extent permitted by law.

19.	Headings; Counterparts; Electronic Signatures. The Paragraph headings in this Agreement are for reference only and shall not limit or otherwise inform the Paragraphs’ meaning. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law.

20.	Acceptance of, and Right to Revoke, Agreement.

a.	Associate may not accept, sign, date or return this Agreement before Associate’s Separation Date.

b.	Consistent with federal laws protecting persons from age discrimination, including the ADEA as amended by the OWBPA:

i.	Associate acknowledges that Associate is knowingly and voluntarily waiving and releasing any rights Associate may have under the ADEA and OWBPA through the date Associate signs this Agreement, and that the consideration given for this waiver is in addition to anything of value to which Associate is already entitled;

ii.	Jackson hereby advises Associate that this release does not apply to any rights or claims that may arise after the date Associate signs this Agreement;

iii.	Jackson hereby advises Associate to consult with an attorney (at Associate’s cost) prior to signing and returning this Agreement;

iv.	Understanding that Associate may not sign this Agreement prior to Associate’s Separation Date, Associate shall have until 11:59 p.m. central standard time on the date forty-five (45) days after being presented with this Agreement to accept and sign the Agreement, and to deliver the Agreement as provided in Paragraph 20d of this Agreement; and

v.	Should Associate timely accept and sign the Agreement, Associate thereafter shall have seven (7) days to revoke Associate’s acceptance. If Associate shall revoke such acceptance of this Agreement as described in Paragraph 20e of this Agreement, this Agreement shall be rendered void and without effect and neither Jackson nor Associate shall have any duty or obligation to the other party hereunder.

c.	No deadline provided in this Paragraph of this Agreement shall be extended because of any change to any of the terms, material or otherwise, of the Agreement as initially or subsequently presented to Associate. Changes to this Agreement, whether material or immaterial, do not restart the running of Associate’s 45-day consideration period.

d.	In the event Associate elects to ACCEPT this Agreement, Associate must deliver this Agreement, signed and dated where indicated, to Dana Rapier in Human Resources. Delivery may be made via email so long as the original signed document is separately mailed to Dana Rapier.

e.	In the event Associate elects to REVOKE Associate’s acceptance of this Agreement, Associate must communicate that decision to Dana Rapier.

21.	No Forbidden Waiver or Restriction. Notwithstanding any other provision of this Agreement, nothing in this this Agreement shall (i) prohibit Associate from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of, and rules promulgated under, Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002 (as amended), FINRA, or of any other whistleblower protection provisions of federal, state, or local law or regulation, or (ii) require notification or prior approval by Jackson of any reporting described in provision (i) of this Paragraph. Nor is this Agreement intended to preclude Associate from filing a charge or complaint with, communicating and cooperating with, giving truthful testimony or statements or disclosures to, or participating in any investigation or other proceeding undertaken by, the U.S. Equal Employment Opportunity Commission (“EEOC”), any state or local fair employment practices agency acting as an EEOC referring agency, or other federal state, local or other governmental agency or regulatory entity, or otherwise pursuing any claim that by law cannot be released or waived by private agreement.

Furthermore, pursuant to the Defend Trade Secrets Act of 2016, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement prohibits or creates liability for any such protected conduct.

22.	Required Information. Associate acknowledges and agrees that Associate received with this Agreement and reviewed a copy of the information attached as Exhibit A hereto.

23.	Remedies. Associate acknowledges and agrees that a breach by Associate of any provision of Paragraphs 9-11 of this Agreement will result in immediate and irreparable harm to Jackson for which full damages cannot readily be calculated and for which damages are an inadequate remedy. Accordingly, Associate agrees that Jackson shall be entitled to injunctive relief to prevent any such actual or threatened breach or any continuing breach by Associate (without posting a bond or other security), without limiting any other remedies that may be available to it. Associate further agrees to reimburse Jackson for all costs and expenditures, including but not limited to reasonable attorneys’ fees and court costs, incurred by it in connection with the successful enforcement of any of its rights under any of Paragraphs 9-11 of this Agreement.

24.	Agreement Effective Date. This Agreement is effective only in the event that Associate accepts, signs and timely delivers this Agreement as provided in Paragraph 20d of this Agreement and does not timely revoke Associate’s acceptance; in that circumstance, the Agreement Effective Date is the date upon which Associate’s right to revoke the Agreement expires. If Associate revokes this Agreement, it shall be null and void.

25.	Entire Agreement; Amendment. This Agreement is the entire agreement between Associate and Jackson concerning the matters identified herein and supersedes all prior and contemporaneous oral and written agreements and understandings between the parties concerning the matters identified herein. This Agreement will be binding on the parties’ successors, assigns, heirs, and executors. No modification of this Agreement shall be effective unless written and signed by both parties.

26.	Third-Party Beneficiaries. Except as expressly provided to the contrary in this Agreement, no third party is intended to be, and no third party shall be deemed to be, a beneficiary of any provision of this Agreement. Associate agrees that all Jackson subsidiaries and affiliates shall be express third-party beneficiaries of this Agreement (and the releases and waivers contained in this Agreement) and shall be permitted to enforce the terms of this Agreement as it they were parties hereto.

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SIGNATURES

The terms and conditions of this Agreement are agreed to by both parties as witnessed by their respective signatures below. By signing this Agreement, the signatories below certify that they are each duly authorized to bind themselves or their respective party to this Agreement.

ASSOCIATE		JACKSON

Signed:	/s/ Aimee DeCamillo	Signed:	/s/ Carrie L. Chelko

Name:	Aimee DeCamillo	Name:	Carrie L. Chelko

Date:	1/26/2022	Title:	EVP & General Counsel

		Date:	1/26/2022

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ACKNOWLEDGEMENT

I acknowledge that:

1. I have read and understand completely the terms and effect of this Agreement and that my decision to sign this Agreement was knowing and voluntary and made only after full and careful consideration.

2. I was advised before I signed this Agreement that I had the right to consult with an attorney (at my cost) before signing this Agreement and to consult an attorney again (at my cost) before expiration of the revocation period described in Paragraph 20b(iii) of this Agreement.

3. The payments and benefits described in this Agreement are those to which I am entitled only by virtue of signing (without revoking) this Agreement, in addition to anything of value to which I already am entitled, and are offered to me in return for the releases and waivers to which I have agreed in this Agreement.

4. By virtue of signing this Agreement, I am releasing and waiving claims through the date on which I sign this Agreement.

5. Jackson has made no representation regarding the likely income tax treatment or consequences of the payments described in this Agreement.

6. I acknowledge that I have received and have read the “Required Information” exhibit attached to this Agreement, which includes a listing of the ages and job titles of employees in the Decisional Unit (defined therein) who have been selected for termination and employees in the Decisional Unit who have not been selected for termination.

/s/ Aimee DeCamillo	Date:	1/26/2022

Exhibit A: Required Information

In accordance with the OWBPA, the following information is being provided to you by Jackson in connection with the termination of your employment and Jackson’s offer to you of certain separation benefits, which are conditioned on you timely executing and not revoking a waiver and release of claims in favor of Jackson and certain related parties.

1.	You have been selected for inclusion in a group of employees of Jackson from the Decisional Unit whose employment is being terminated. The Decisional Unit consists of the members of Distribution Senior Leadership as of December 12, 2021.

2.	Associates within the Decisional Unit who were selected for termination are eligible for certain severance benefits being offered.

3.	Associates within the Decisional Unit who are being offered consideration under the above Separation Agreement must sign and return the agreement within forty-five (45) days after the Separation Date. Eligible associates have seven (7) days following execution of the Separation Agreement to revoke it in accordance with the terms of the agreement. Associates who revoke the Separation Agreement during the 7-day revocation period will not be eligible to receive any severance benefits.

4.	The job titles and ages of those associates in the Decisional Unit who Jackson selected for termination and separation benefits and of those associates in the Decisional Unit who Jackson did not select for termination and separation benefits are as follows:

Job Title	Age	Selected	Not Selected
Chief Commercial Officer and President of JNLD	46	X
President, Retirement Solutions	56		X
EVP, National Sales Manager	48	X
EVP, Product Solutions	45		X
EVP, Distribution Services	52		X
SVP, Distribution Marketing	51		X
VP, Enterprise Marketing	45		X